Exhibit 12

                                 FORM OF OPINION

                                     [DATE]


Lord Abbett Securities Trust
90 Hudson Street
Jersey City, New Jersey  07302

Lord Abbett Investment Trust
90 Hudson Street
Jersey City, New Jersey  07302

Ladies and Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences to World Bond-Debenture Series ("World Bond Debenture Fund"), a series of Lord Abbett Securities Trust ("Securities Trust"), Lord Abbett High Yield Fund ("High Yield Fund"), a series of Lord Abbett Investment Trust ("Investment Trust"), and the shareholders of World Bond Debenture Fund of transactions undertaken pursuant to the Agreement and Plan of Reorganization, dated as of August 23, 2002, by and between Investment Trust, on behalf of High Yield Fund, and Securities Trust, on behalf of World Bond Debenture Fund (the "Plan"). Pursuant to the Plan, World Bond Debenture Fund will (1) transfer all of its assets to High Yield Fund in exchange solely for voting shares of High Yield Fund and the assumption by High Yield Fund of all of the liabilities of World Bond Debenture Fund; and (2) distribute the shares of High Yield Fund received in the exchange to the shareholders of World Bond Debenture Fund in liquidation of World Bond Debenture Fund. Both Securities Trust and Investment Trust are Delaware business trusts. Capitalized terms not defined herein shall have the meaning assigned to such terms in the Plan.

         We have reviewed and rely on the following documents: (1) the Plan; (2) the Registration Statement on Form N-14, including all exhibits thereto, filed with the Securities and Exchange Commission on August 23, 2002 (the "Registration Statement"); and (3) such other documents, instruments, and records pertaining to the Reorganization as we have deemed relevant for purposes of rendering our opinion. In our examination of these documents, we have assumed, without independent inquiry, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of any such copies, and the legal capacity of all natural persons. We have further assumed that the

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Lord Abbett Securities Trust
Lord Abbett Investment Trust
[DATE]
Page 2


transactions contemplated by the Plan will be consummated in accordance therewith and as described in the Registration Statement.

         We have also relied on the accuracy of the representations contained in the letter to us from Securities Trust and Investment Trust dated ____________, 2002. We have not attempted to verify independently such representations, but nothing has come to our attention that would cause us to question the accuracy thereof. In the case of any representation made "to the knowledge" (or similar qualification) of any person or party, we have assumed that such representation is accurate without regard to such qualification.

         Based on and subject to the foregoing, and on our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion that:

         1. The acquisition by High Yield Fund of all the assets of World Bond Debenture Fund in exchange for voting shares of High Yield Fund and High Yield Fund's assumption of World Bond Debenture Fund's liabilities, followed by the distribution by World Bond Debenture Fund to its shareholders of the High Yield Fund shares, in complete liquidation, will constitute a reorganization within the meaning of section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

         2. No gain or loss will be recognized by World Bond Debenture Fund upon the transfer of all of its assets to High Yield Fund solely in exchange for voting shares of High Yield Fund and High Yield Fund's assumption of World Bond Debenture Fund's liabilities or upon the distribution of such High Yield Fund shares to World Bond Debenture Fund shareholders.

         3. High Yield Fund will recognize no gain or loss upon the receipt of all of the assets of World Bond Debenture Fund in exchange solely for shares of High Yield Fund and the assumption of World Bond Debenture Fund's liabilities.

         4. The shareholders of World Bond Debenture Fund will recognize no gain or loss on the receipt of shares of High Yield Fund (including any fractional shares to which they may be entitled) solely in exchange for their World Bond Debenture Fund shares.

         5. The basis of the assets of World Bond Debenture Fund in the hands of High Yield Fund will be the same as the basis of such assets in the hands of World Bond Debenture Fund immediately before the transfer.

         6. The holding period of the assets of World Bond Debenture Fund in the hands of High Yield Fund will include the period during which those assets were held by World Bond Debenture Fund.

         7. The aggregate basis of the High Yield Fund shares received by each World Bond Debenture Fund shareholder will be the same as the aggregate basis of the World Bond Debenture Fund shares surrendered in exchange therefor.

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Lord Abbett Securities Trust
Lord Abbett Investment Trust
[DATE]
Page 3

         8. The holding period of the shares of High Yield Fund received by each World Bond Debenture Fund shareholder in exchange for World Bond Debenture Fund shares (including fractional shares to which such a shareholder may be entitled) will include the period that the shareholder held the World Bond Debenture Fund shares exchanged therefor, provided that the shareholder held such shares as a capital asset on the date of the exchange.

         We express no opinion concerning any tax consequences of the Reorganization other than those specifically set forth herein. Further, no opinion is expressed as to the tax consequences of the Reorganization under any foreign, state, or local tax law.

         The foregoing opinions are based on relevant provisions of the Code, the Treasury Regulations promulgated thereunder, court decisions, and administrative determinations as currently in effect, all of which are subject to change, with or without retroactive effect, at any time. We undertake no obligation to update or supplement this opinion to reflect any changes in laws that may occur after the date of this opinion.

         This opinion should not be quoted in whole or in part nor otherwise be referred to, nor should it be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Combined Prospectus/Proxy Statement included therein.

                                       Sincerely,

                                       WILMER, CUTLER & PICKERING

                                       By:
                                           ------------------------------------
                                           Erik H. Corwin
                                           A Partner